EXHIBIT 99.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-26106, 33-35405, 33-39770, 33-57811, and 333-116953) of the Walt Disney Company of our report dated June 20, 2005 relating to the financial statements and supplementary schedules of the Go.com Savings and Investment Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP
Los Angeles, California
June 21, 2005